Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 20, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.051902 per unit, payable on September 16, 2024, to unit holders of record on August 30, 2024. The distribution does not include proceeds from the Waddell Ranch properties for the current month but does include the proceeds from July in the amount of $1,508,873. More information regarding the Waddell Ranch properties is described below.

This month’s distribution decreased from the previous month due mainly to the July proceeds being less than the June proceeds from Waddell Ranch properties and, for the Texas Royalty Properties, lower gas volumes and oil prices, slightly offset by higher oil volumes and gas prices for the month reported.

WADDELL RANCH

Notwithstanding requests from the Trustee to Blackbeard Operating, LLC (“Blackbeard”), the operator of the Waddell Ranch properties, and the fact that prior to May 2024, Blackbeard has provided this information on a monthly basis since Argent Trust Company has become Trustee of the Trust, Blackbeard has refused to provide the Trustee information necessary to calculate the net profits interest (“NPI”) proceeds for July 2024 as of the announcement date for this month’s distribution. As a result of Blackbeard’s failure to provide this information by the NYSE notification date for the distribution, in accordance with the Trust indenture, if NPI proceeds are received from the Waddell Ranch properties on or prior to the record date, they will be included in the August distribution, rather than the July distribution. As noted above, proceeds of $1,508,873 received by the Trustee in July 2024 after the announcement date for the July distribution will be included in the August distribution. The Trustee has continued to request information from Blackbeard, including production and pricing information, however, there can be no assurances that additional information will be forthcoming or on what time frame.

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 16,295 barrels of oil and 5,722 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 14,513 barrels of oil and 5,101 Mcf of gas. The average price for oil was $77.62 per bbl and for gas was $11.27, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in May for oil and April for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,329,226. Deducted from these revenues were taxes and expenses of $141,804, resulting in a Net Profit of $1,187,422 for August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $1,128,051 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf) (1)	Oil (per bbl)	Gas (per Mcf)(2)
Current Month

Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	16,295	5,722	14,513	5,101	$77.62	$11.27

Prior Month
Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	15,751	6,626	14,033	5,905	$80.60	$10.48

(1) These volumes are net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

(2) This pricing includes sales of gas liquid products.

(3) Information not available as of the date hereof.

General and Administrative Expenses deducted for the month, net of interest earned were $217,800 resulting in a distribution of $2,419,132 to 46,608,796 units outstanding, or $0.051902 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Trust Litigation. On May 8, 2024, the Trustee announced that it had initiated a lawsuit by filing a petition in the District Court of Tarrant County, Texas against Blackbeard Operating, LLC (“Blackbeard”), the operator of properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty. On June 10, 2024, Blackbeard filed its original answer and counterclaim to the lawsuit. The parties are currently engaged in discovery, and the District Court of Tarrant County has set a preliminary trial date of April 21, 2025, 8:30 a.m., Central Time.

Pursuant to the petition, the Trustee seeks to recover more than $15 million in damages to the Trust resulting from overhead costs and other expenses the Trustee alleges were impermissibly deducted from royalty payments to the Trust. The Trustee routinely engages in audits of the revenues and expenses with respect to the Trust’s royalty payments. In connection with its audit for the period from 2020-2022 the Trustee identified exceptions to certain expenses deducted from the Trust’s royalty payments, including among other things, incorrect overhead charges, application of overhead charges to non-producing wells, duplicate charges for services, materials and utilities as well as other expenses the Trustee alleges are ineligible charges. Attempts to resolve the disputed charges outside of court have been unsuccessful to date. Included in Blackbeard’s original answer and counterclaim are requests for declaratory judgment by the court that it may deduct certain disputed overhead charges from Trust royalty payments and that it may limit information it provides to the Trust to quarterly statements of the net proceeds computation and inspection of books and record during normal business hours.

The 2023 Annual Report with Form 10-K, which includes the December 31, 2023, Reserve Summary, is posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839